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                                                       Exhibit 5.0


                                   August 12, 1996


BARRA, Inc.
1995 University Avenue, Suite 400
Berkeley, CA  94704

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

    This opinion accompanies the Registration Statement on Form S-8 (the "Registration Statement") of BARRA, Inc., a California corporation (the "Company"), to be filed with the Securities and Exchange Commission on August 15, 1996 relating to 750,000 shares of the Company's Common Stock, no par value (the "Shares"), reserved for issuance under your Employee Stock Purchase Plan, as amended (the "Plan"). As General Counsel for the company, I advise you as follows:

    I am of the opinion that when the steps mentioned below shall have been taken, the Shares will be legally and validly issued, fully paid and non-assessable. The steps to be taken as indicated in the foregoing sentence are:

    (a)  Compliance with the Securities Act of 1933, as amended;  and

    (b) Issuance and sale of the Shares in accordance with the Company's Amended and Restated Articles of Incorporation and in the manner described in the Plan.

    I hereby consent to be named in the Registration Statement and in any amendments thereto as General Counsel for the Company, to the statements with reference to me made in the Registration Statement, and to the filing and use of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,


                                  /s/ Maria Louisa Hekker
                                  -----------------------
                                  Maria Louisa Hekker
                                  General Counsel

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